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                                                                    EXHIBIT 11.1

                              QUALCOMM INCORPORATED

                        COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         THREE MONTHS ENDED              SIX MONTHS ENDED
                                                     -------------------------      -------------------------
                                                      MARCH 30,      MARCH 31,       MARCH 30,      MARCH 31,
                                                        1997           1996            1997           1996
                                                     ----------     ----------      ----------     ----------
Net income (1)                                       $   16,745     $    1,465      $   25,871     $   11,579
                                                     ==========     ==========      ==========     ==========
Weighted average number of common shares
    outstanding                                          67,225         65,262          66,903         65,009
Common stock equivalent shares (2)                        5,596          4,896           4,837          4,664
                                                     ----------     ----------      ----------     ----------
Total number of shares for computing primary
    earnings per share                                   72,821         70,158          71,740         69,673
Incremental shares for computing fully diluted
    earnings per share (3)                                  937              -             468             29
                                                     ----------     ----------      ----------     ----------
Total number of shares for computing fully
    diluted earnings per share                           73,758         70,158          72,208         69,702
                                                     ==========     ==========      ==========     ==========
Primary earnings per share                           $     0.23     $     0.02      $     0.36     $     0.17
                                                     ==========     ==========      ==========     ==========
Fully diluted earnings per share (4)                 $     0.23     $     0.02      $     0.36     $     0.17
                                                     ==========     ==========      ==========     ==========

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(1)  The Company's fiscal quarter ended on the last Sunday of March.

(2)  Includes outstanding options and warrants for common stock.

(3) The incremental shares for fully diluted earnings per share reflects the dilutive effect of stock options and warrants at the higher of the average or ending market price during the reporting period.

(4) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by APB Opinion No. 15 because it results in dilution of less than 3%.